EXHIBIT 10.3

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

[TRANSLATION]

ADDENDUM TO THE ASSISTANCE AGREEMENT DATED APRIL 8, 2004

BETWEEN:

EAU DE SOURCE VITA (2000) INC.,
a corporation duly incorporated pursuant to Part 1A of the Companies Act of the Province of Quebec, Canada, with its registered office at 1335, Montée Paiement, in the City of Gatineau, Province of Quebec, J8T 4Y6, intervening in this document as the joint and several debtor of WATER BANK OF AMERICA, represented by Mr. Michel P. Pelletier, duly authorized as he so declares

Party of the First Part,

Hereinafter referred to as the “Beneficiary”,

And:

WATER BANK OF AMERICA INC.,
a corporation incorporated under Canadian law pursuant to the Canada Business Corporations Act, with its registered office at 100, des Sommets Avenue, Suite 1603, Verdun, Quebec, Canada H3E 1Z8, under registration number 1160910676, represented by Mr. Michel P. Pelletier, duly authorized as he so declares,

Party of the Second Part,

Hereinafter referred to as the “Joint and Codebtor”,

And:

IR (formerly Ice Rocks),
a joint-stock company with a board of directors and a declared capital of 40,000 Euros, with its registered office at 5, de Tilsitt Street 75008 Paris, registered with the Registre du Commerce et des Sociétés de Paris, under No B 434 300 885, represented by Mr. Thierry Lacan, sole managing director, duly qualified for this purpose,

Party of the Third Part

Hereinafter referred to as “IR” or the “Provider”,

Hereinafter collectively referred to as the “Parties” or individually as a “Party”;

THE PARTIES PREVIOUSLY STATED AND REPRESENTED AS FOLLOWS:

Whereas the Parties signed an Assistance Agreement in Paris on April 8, 2004 (hereinafter referred to as the “Agreement”);

Whereas pursuant to Section 4 of the Agreement , the Beneficiary and the Joint and Co- debtor agreed to pay the Provider, for the services that are the subject of the Agreement, the aggregate sum of 600,000 Euros payable as follows:

With respect to billing up to March 31, 2004:

•	100,000 Euros no later than May 22, 2004 (hereinafter referred to as the “First Payment”);

•	250,000 Euros no later than June 23, 2004 (hereinafter referred to as the “Second Payment”);

With respect to services to be rendered from April 1, 2004 to October 31, 2004 (250,000 Euros):
•	250,000 Euros payable upon receipt of invoice, no later than December 31, 2004.

Whereas, as at this date, the Provider has not received any amounts, despite the provisions of Section 4 of the Agreement, with the exception of a sole payment of 5,600 Euros;

Whereas the Beneficiary and the Joint and Co-debtor have requested a moratorium from IR involving the establishment of a new schedule of payments with respect to the amounts owed upon the First Payment, the Second Payment and the Third Payment (namely, the payment of the balance of 250,000 Euros which was due on December 31, 2004);

Accordingly, the Parties have agreed to formalize as follows the terms and conditions of their agreements considered as a moratorium, and also being considered, as a result of the common signature by the concerned parties, as a rider to the Assistance Agreement hereinabove mentioned which will continue to be fully applicable with respect to its other provisions.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Preamble

The preamble is an integral part hereof.

2.	Amendment of Section 4 of the Agreement (Moratorium):

The payment due dates stipulated (with respect to the principal) in Section 4 of the Agreement are amended as follows:

“Section 4 - Remuneration for Services Rendered by the Provider

In consideration of the services mentioned in Section 1 hereinabove, ICE ROCKS, the Provider, shall be entitled to receive an aggregate net definitive lump sum remuneration equal to 600,000 Euros, namely 350,000 Euros for the past period from December 1, 2003 to March 31, 2004, payable as follows:

With respect to billing up to March 31, 2004, namely the aggregate sum of 350,000 Euros:	350,000 Euros

• Portion settled as at this date	(5,600) Euros

• No later than September 27, 2004:

Payment of the principal amount of $20,000.00 Cdn. (except for completion),
namely approximately:	(12,738) Euros

• No later than September 30, 2004:

Payment of the principal amount of:	(29,000) Euros

• No later than October 30, 2004:

Payment of the principal amount of:	(15,000) Euros

• No later than November 30, 2004:

Payment of the principal amount of:	(117,000) Euros

• Upon the public offering and no later than March 30, 2005:

Payment of balance due, namely: (to be completed according to the value in Euros of the
payment of $20,000 Cdn. as of September 27, 2004)	(170,662) Euros

Namely the balance of the First and Second Payments:	0 Euros

With respect to services rendered from April 1, 2004 to October 31, 2004, namely an aggregate sum of 250,000 Euros:

• Also upon of the public offering and no later than March 30, 2005:

Payment of the principal amount of:	250,000 Euros

It being specified that said amount shall reduce the indebtedness of SOFABO assumed by the Beneficiary and/or the Joint and co-debtor (subject to proof of the effective payment in full by the Beneficiary and/or the Joint and co-debtor for the account of IR), the maximum amount fixed at 20,000 Euros.

The whole payable (except with respect to any new stipulations by IR) by bank wire transfer from to an account in any financial institution whose coordinates will be given to EAU DE SOURCE VITA (2000) INC. and/or WATER BANK OF AMERICA INC.

Such lump sum amounts include all current expenses incurred by the Provider with respect to the performance of this Agreement and the services defined in Section 1 hereinabove (including travel expenses, short-term living expenses and hotel expenses).

As the above-mentioned services are provided to a Canadian beneficiary, the remuneration will not be subject to the TVA in France.

Moreover, if the eventual collaboration between SOFABO/M. Vilain were to result in equity participations in any affiliates or associates of WATER BANK OF AMERICA, ROCKIES FINANCIAL CORPPORATION, EAU DE SOURCE VITA (2000) INC., or in an investment, in any form whatsoever, in any of these entities, the Beneficiary and/or the Joint and co-debtor undertake to pay the Provider, within four days of the above-mentioned subscription or investment, all of the sums still owed by the Beneficiary and the Joint and co-debtor pursuant to the Assistance Agreement, with respect to the principal, interest, expenses and accessories.”

3.	Section 5 of the Agreement is Repealed and Replaced with the Following:

“Any unpaid amounts upon the payment due dates initially provided for in the Assistance Agreement will bear interest at the rate of 12.5% per annum until such time as such amounts are paid in full pursuant to this rider.

However, IR agrees to pay the Beneficiary and/or the Joint and co-debtor regular interest with respect to the period up to September 17, 2004.

The Beneficiary and the Joint and co-debtor irrevocably undertake to pay ICE ROCKS, no later than March 30, 2005 the amount of any late interest calculated in accordance with the provisions of the above paragraphs.”

4.	Resolutive Clause - Lump Sum Indemnity - Forfeiture of Term

If either of the new payment due dates granted by IR pursuant to the terms of this Addendum or any other obligation applicable to the Beneficiary and/or the Joint and co-debtor with respect to IR is not satisfied, this rider will be terminated in full right, and all the sums paid pursuant hereto until such termination will remain paid and the costs assumed by IR (see Section 7 hereunder, “Expenses”) will remain the responsibility of the Beneficiary and of the Joint and co-debtor.

Moreover, a lump sum indemnity of 15% of all of the amounts still owed pursuant to the Assistance Agreement shall be immediately payable in full right, as in the case of the termination resulting from the application of the resultory condition stipulated hereinafter, by the Beneficiary and/or the Joint and co-debtor, jointly among them, for the benefit of IR.

In addition, and with the express agreement of the Parties, the termination of this moratorium, for any reason whatsoever, shall result in the immediate forfeiture of term with respect to all sums owed regarding the principal, interest, expenses and accessories, pursuant to the said Assistance Agreement.

5.	Partnership between WATER BANK OF AMERICA and EAU DE SOURCE VITA (2000) INC.

The Beneficiary and the Joint and co-debtor who have now and henceforth collaborated with partners previously associated with IR, undertake to use their best efforts to obtain delays in payment with respect to IR’s indebtedness regarding MECAPLASTIC and ARGOS INNOVATIONS (M. VERDIER) respectively.

On the assumption that either of these creditors of IR were to obtain a judgement or a binding order against IR, the Beneficiary and the Joint and co-debtor jointly and irrevocably undertake, amongst themselves, to pay IR, no later than five (5) days following the transmission by fax of the said writ of execution by the Provider with respect to the Beneficiary and/or the Joint and co-debtor, the amounts owed by IR to MECAPLASTIC, namely an amount of 41,596.61 Euros, and/or to ARGOS INNOVATIONS (M. VERDIER), namely an amount of 18,649.55 Euros with respect to the principal, interest, expenses and accessories, without any recourse against IR, in particular, as a result namely business relations established directly by them with these various partners.

The amounts thus paid to IR will be deducted, with respect to the principal, from the balance of the last payment herein.

6.	SOFABO

With respect to SOFABO, the Beneficiary and the Joint and co-debtor declare having business relations with SOFABO since April 8, 2004 at least and having received from SOFABO all the required information, they expressly acknowledge that IR has settled all debts with respect to SOFABO by means of the payment of the sum of 22,000 Euros to be made by WATER BANK OF AMERICA no later than November 30, 2004, on the order and for the account of IR.

IR declares having no ties with SOFABO other than the contractual ties relating to the manufacturing subcontract entered into between IR and SOFABO on February 26, 2001.

Thus, the Beneficiary and the Joint and co-debtor declare, as a result of their business relations with SOFABO since April 8, 2004 and of their acquisition on such date of the assets of IR, assuming exclusively all of the amounts of principal, interest, expenses and accessories that are or could be claimed by SOFABO with respect to IR, and accordingly, undertake, hereby, jointly among themselves, to pay SOFABO on the due date, the full amount without any recourse of whatsoever nature against IR or any other legal entity or natural person of its group.

7.	Expenses

The Beneficiary and the Joint and co-debtor undertake, jointly among themselves, to assume upon IR’s initial request, all of the rights, expenses and fees reported by IR since April 8, 2004, resulting from the recovery of amounts owed with respect to the above-mentioned Assistance Agreement, including proceedings of any nature, measures by legal counsel, payments resulting from amicable reconciliations, drafting of various memorandum projects, etc., as well as all penalties, late interest, expenses and accessories that IR may have borne as a result of any delays by the Beneficiary and the Joint and co-debtor with respect to their payments to their own creditors.

By express agreement between the Parties, the amounts owed by the Beneficiary and the Joint and co-debtor pursuant to this section are, by mutual agreement between the parties, fixed at a lump sum amount of 25,000 Euros, taxes not included, which amount the Beneficiary and the Joint and co-debtor jointly undertake to pay.

The parties agree moreover that any additional costs of the same nature as mentioned hereinabove resulting from the total or partial non-performance of this Addendum, shall result in a new invoicing by IR with respect to the Beneficiary and the Joint and co-debtor at cost price (and/or, as the case may be, the direct invoicing to the Beneficiary or the Joint and co-debtor by the concerned Provider(s)), which amount the Beneficiary and the Joint and co-debtor also jointly agree to pay now and henceforth.

8.	Negotiations - Drafting

The Parties expressly declare having themselves established the terms of this Addendum which was drafted at the discretion of the Parties, and having made statements and representations under their sole responsibility and that, if any, all handwritten additions inserted in the text were made in their presence, at their request and with their mutual consent.

EAU DE SOURCE VITA (2000) INC.
duly represented by Mr. Michel Pelletier

Signature preceded by the legend “good for agreement pursuant to this Memorandum”

(signed)

Made in Montreal, Canada
On September 17, 2004

WATER BANK OF AMERICA INC.
represented by Mr. Jean-Jean Pelletier

Signature preceded by the legend “good for agreement pursuant to this Memorandum”

(signed)

Made in Montreal, Canada
On September 17, 2004

IR SA Represented by Mr. Thierry Lacan Signature preceded by the legend “good for agreement pursuant to this Memorandum” Made in Paris On June 17, 2004